November 2024

Preliminary Pricing Supplement No. 4,808

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 8, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the S&P 500® Index (the “underlying index”).

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a maturity payment amount that may be significantly less than the face amount and have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the level of the underlying index has increased, investors will receive the face amount plus a positive return equal to 100% of the percentage increase in the level of the underlying index from the starting level, subject to a maximum upside return at maturity of at least 8.15% (to be determined on the pricing date) of the face amount. As a result of the maximum upside return, the maximum upside maturity payment amount will be at least $1,081.50 per security.

￭If the level of the underlying index has decreased, but the underlying index has not decreased by more than the buffer amount of 20%, investors will receive the face amount plus an unleveraged positive return equal to the absolute value of the percentage decline in the level of the underlying index from the starting level to the ending level, which will effectively be limited to a positive return of 20%.

￭If the level of the underlying index has decreased by more than the buffer amount, investors will have downside exposure to the decrease in the level of the underlying index from the starting level to the ending level, subject to the buffering effect of a multiplier equal to 1.25, and you will lose 1.25% of the face amount for every 1% decline in the level of the underlying index in excess of the buffer amount.

￭Investors may lose some, and possibly all, of the face amount of the securities.

￭The securities are for investors who seek an equity-based return and who are willing to risk their investment and forgo current income and upside above the maximum upside return in exchange for the buffer and absolute return features that in each case apply to a limited range of performance of the underlying index.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index.

The current estimated value of the securities is approximately $971.30 per security, or within $35.00 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 3.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$18.25	$981.75
Total	$	$	$

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $18.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $12.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 20, 2026†, subject to postponement if the calculation day is postponed*
Underlying index:	S&P 500® Index
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending level is greater than the starting level:

$1,000 plus the lesser of:

(i)[$1,000 × index return × participation rate], and

(ii)the maximum upside return

●If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000 + [$1,000 × absolute index return]

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the face amount plus $200.

●If the ending level is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount) × multiplier ]

If the ending level is less than the threshold level, you will lose some, and possibly all, of the face amount of your securities at maturity.

Index return:	(ending level – starting level) / starting level
Absolute index return:	The absolute value of the index return. For example, a –5% index return will result in a +5% absolute index return.
Participation rate:	100%
Multiplier:	The “multiplier” will be equal to the starting level divided by the threshold level, or 100% divided by 80%, which is 1.25.
Starting level:	, which is the index closing level on the pricing date
Ending level:	The index closing level on the calculation day
Calculation day:	May 15, 2026**†
Threshold level:	, which is equal to 80% of the starting level
Buffer amount:	20%
Maximum upside return:

The “maximum upside return” will be determined on the pricing date and will be at least 8.15% of the face amount per security (at least $81.50 per security). As a result of the maximum upside return, the maximum upside maturity payment amount will be at least $1,081.50 per security

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	November 15, 2024†
Original issue date:	November 20, 2024† (3 business days after the pricing date)
CUSIP / ISIN:	61776WYM9 / US61776WYM99
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

*Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

**Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

November 2024 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $971.30, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum upside return, the participation rate and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

November 2024 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Investor Considerations

The Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026 (the “securities”) may be appropriate for investors who:

￭Seek an alternative to direct exposure to the underlying index that provides returns for a certain range of positive performance of the underlying index, subject to the maximum upside return

￭Understand that if the ending level is less than the threshold level, they will be exposed to the decrease in the underlying index from the starting level in excess of the buffer amount, subject to the buffering effect of the multiplier, and will lose some, and possibly all, of the face amount of the securities at maturity

￭Understand that any positive return based on the depreciation of the underlying index will be limited to 20%, and that any depreciation of the underlying index from the starting level to the ending level of more than the buffer amount will result in a loss, rather than a positive return, on the securities

￭Desire to potentially outperform the underlying index in a moderately bearish scenario

￭Desire to obtain a buffer against a specified level of negative performance in the underlying index

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity

￭Are unwilling to accept the risk that the ending level of the underlying index may decrease by more than the buffer amount from the starting level, resulting in a loss of some or possibly all of the initial investment

￭Seek uncapped exposure to the upside performance of the underlying index

￭Seek full return of the face amount of the securities at maturity

￭Seek current income from their investments

￭Seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying index, please see the section titled “S&P 500® Index Overview” below.

November 2024 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Determining Maturity Payment Amount

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

Is the ending level greater than the starting level?
Yes
You will receive: $1,000 *plus* the lesser of:
(i) [$1,000 × index return × participation rate], and
(ii) the maximum upside return
No
Is the ending level greater than or equal to the threshold level?
Yes
You will receive $1,000 *plus* [$1,000 × absolute index return]
In this case, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. The maximum return you may receive in this scenario is a positive 20% return at maturity.
No
You will receive:
$1,000 + [$1,000 × (index return + buffer amount) × multiplier]
In this case, you will lose some, and possibly all, of the face amount of your securities at maturity.

November 2024 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	100%
Threshold level:	80% of the starting level
Buffer amount:	20%
Multiplier:	1.25
Hypothetical maximum upside return:	8.15% of the face amount ($81.50 per security). The actual maximum upside return will be determined on the pricing date.
Securities Payoff Diagram

The underlying index
The securities
$1,081.50 Hypothetical maximum upside maturity payment amount
Contingent absolute return
$1,000 Face amount
Maturity payment amount per security
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
8.15%
20%
40%
60%
80%
100%
Index return

November 2024 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the underlying index relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the maturity payment amount on a hypothetical offering of the securities, based on the following terms*:

Investment term:	1.5 years
Hypothetical starting level:	100.00
Hypothetical threshold level:	80.00 (80% of the hypothetical starting level)
Buffer amount:	20%
Multiplier:	1.25
Participation rate:	100%
Hypothetical maximum upside return:	8.15% of the face amount ($81.50 per security)

*The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and maximum upside return will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Example 1— The level of the underlying index increases from a starting level of 100.00 to an ending level of 105.00.

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × index return × participation rate
$1,000 × 5% × 100%
= $50.00, and

(ii)the maximum upside return of $81.50

On the maturity date, you would receive the maturity payment amount equal to $1,050.00 per $1,000 face amount of securities, resulting in a total return on the securities of 5%.

Example 2—The level of the underlying index increases from a starting level of 100.00 to an ending level of 180.00.

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × index return × participation rate
$1,000 × 80% × 100%
= $800.00, and

(ii)the maximum upside return of $81.50

On the maturity date, you would receive the maturity payment amount equal to $1,081.50 per $1,000 face amount of securities (which is the maximum upside maturity payment amount), resulting in a total return on the securities of 8.15%. The appreciation potential of the securities is limited by the hypothetical maximum upside return. Although the participation rate provides 100% exposure to any increase in the ending level over the starting level, because the maturity payment amount will be limited to 108.15% of the face amount for the securities (assuming a maximum upside return of $81.50 per security), any increase in the ending level over the starting level by more than 8.15% of the starting level will not further increase the return on the securities.

November 2024 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Example 3—The level of the underlying index decreases from a starting level of 100.00 to an ending level of 85.00.

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, the maturity payment amount would equal $1,000 plus:

$1,000 × absolute index return

$1,000 × 15%

=$150.00

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, you would receive the maturity payment amount equal to $1,150.00 per $1,000 face amount of securities, resulting in a total return on the securities of 15%.

Example 4—The level of the underlying index decreases from a starting level of 100.00 to an ending level of 50.00.

Because the hypothetical ending level is less than the hypothetical starting level by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount equal to:

$1,000 + [$1,000 × (index return + buffer amount) × multiplier]

$1,000 + [$1,000 × (-50% + 20%) × 1.25]

=$625.00

Because the ending level is below the threshold level on the calculation day, investors will lose 1.25% of the face amount for every 1% decline in the level of the underlying index in excess of the buffer amount. Therefore, the maturity payment amount is equal to $625.00 per $1,000 face amount of securities, resulting in a total loss on the securities of 37.50%.

If the ending level is below the threshold level on the calculation day, the securities will be subject to the buffering effect of a multiplier equal to 1.25, and will lose 1.25% of the face amount for every 1% decline in the level of the underlying index in excess of the buffer amount. Under these circumstances, you may lose some, and possibly all, of the face amount of your securities at maturity.

November 2024 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Index*	Performance of the Securities(1)
Ending Level	Index Return	Maturity Payment Amount	Return on Securities(2)
200.00	100.00%	$1,081.50	8.15%
190.00	90.00%	$1,081.50	8.15%
180.00	80.00%	$1,081.50	8.15%
170.00	70.00%	$1,081.50	8.15%
160.00	60.00%	$1,081.50	8.15%
150.00	50.00%	$1,081.50	8.15%
140.00	40.00%	$1,081.50	8.15%
130.00	30.00%	$1,081.50	8.15%
120.00	20.00%	$1,081.50	8.15%
110.00	10.00%	$1,081.50	8.15%
108.15	8.15%	$1,081.50	8.15%
105.00	5.00%	$1,050.00	5.00%
100.00(3)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,050.00	5.00%
90.00	-10.00%	$1,100.00	10.00%
85.00	-15.00%	$1,150.00	15.00%
80.00	-20.00%	$1,200.00	20.00%
79.00	-21.00%	$987.50	-1.25%
70.00	-30.00%	$875.00	-12.50%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$625.00	-37.50%
40.00	-60.00%	$500.00	-50.00%
30.00	-70.00%	$375.00	-62.50%
20.00	-80.00%	$250.00	-75.00%
10.00	-90.00%	$125.00	-87.50%
0.00	-100.00%	$0.00	-100.00%

*The underlying index excludes cash dividend payments on stocks that constitute the underlying index.

(1)Assumes a maximum upside return of 8.15% of the face amount ($81.50 per security). The actual maximum upside return will be determined on the pricing date.

(2)The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3)The hypothetical starting level.

November 2024 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest, and you will lose some, and possibly all, of the face amount of your securities at maturity if the ending level is less than the threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level is less than the threshold level, which is 80% of the starting level, the contingent absolute return feature will no longer be available and you will lose some, and possibly all, of the face amount of your securities at maturity. Specifically, if the ending level if less than the threshold level, you will lose 1.25% of the face amount for every 1% that the ending level is less than the threshold level. Investors may lose some, and possibly all, of their investment in the securities.

￭The appreciation potential of the securities is limited by the maximum upside return. The appreciation potential of the securities is limited by the maximum upside return. Although the participation rate provides 100% exposure to any increase in the ending level over the starting level, because any positive return on the securities will be limited to the maximum upside return of at least 8.15% of the face amount for the securities, any increase in the ending level over the starting level by more than at least 8.15% of the starting level, depending on the actual maximum upside return, will not further increase the return on the securities.

￭Any positive return based on the depreciation of the underlying index is effectively capped. Any positive return based on the depreciation of the underlying index will be capped at 20% because the contingent absolute return feature is operative only if the underlying index depreciates by no more than the buffer amount. Any depreciation of the underlying index by more than the buffer amount will result in a loss of some, and possibly all, of the face amount and not a positive return.

￭The buffering effect of the multiplier will decrease as the ending level decreases. If the ending level is less than the threshold level, the maturity payment amount will reflect the buffering effect of the multiplier, such that the maturity payment amount will be greater than it would have been had it been based solely on the performance of the underlying index from the starting level to the ending level. As the performance of the underlying index declines, however, the outperformance of the securities relative to the performance of the underlying index will decline as well, because the multiplier only acts to buffer the performance of the underlying index on a percentage basis. For example, if the ending level is 70% of the starting level, the maturity payment amount would be equal to $875 per security ($1,000 × .70 × multiplier), which is $175 greater than it would have been had it been based solely on the performance of the underlying without the multiplier (i.e., $700). However, if the ending level is 40% of the starting level, the maturity payment amount would be equal to $500 per security ($1,000 × .40 × multiplier), which is only $100 greater than it would have been had it been based solely on the performance of the underlying index without the multiplier (i.e., $400). If the ending level is zero, the maturity payment amount will be zero ($1,000 × .00 × multiplier).

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the ending level of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the level of the underlying index at the time of sale is near or below its threshold level or if market interest rates rise. You cannot predict the future performance of the underlying index based on its historical performance. If the ending level is less than the threshold level, you will receive less than, and possibly lose all of, the face amount of your securities. See “S&P 500® Index Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

November 2024 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the calculation day. The ending level will be based on the index closing level of the underlying index on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount may be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the maturity date or at other times during the term of the securities may be higher than the ending level, the maturity payment amount will be based solely on the index closing level of the underlying index on the calculation day.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting level, the threshold level and the ending level and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index, as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase the level at or above which the underlying index must close on the calculation day so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of the underlying index on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2024 Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying index, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

￭Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

November 2024 Page 13

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for the period from January 1, 2019 through November 7, 2024. The closing level of the underlying index on November 7, 2024 was 5,973.10. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. You should not take the historical levels of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2019 to November 7, 2024

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

November 2024 Page 14

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. Moreover, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, due to the terms of the securities and current market conditions, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

November 2024 Page 15

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap with Contingent Absolute Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due May 20, 2026

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $18.25 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $12.50 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the maximum upside return, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

November 2024 Page 16